Exhibit 9(vii) under Form N-1A
                                         Exhibit 10 Under Item 601/Reg. S-K

                            SERVICES AGREEMENT

     This Agreement is made as of the         day of        , 199
between (i) the undersigned entity identified in the signature block below under the heading `Fund Party'', and (ii) Charles Schwab & Co., Inc. (`Schwab''), a California corporation.

                                 RECITALS

     A. Fund Party is the principal underwriter or distributor for an open-end investment company with one or more series or classes of shares (each such series or class of shares identified on Schedule I hereto, as amended from time to time, being referred to as a `Fund'').

     B. Fund Party wishes to have Schwab perform certain recordkeeping, shareholder communication, and other services for each Fund.

     C. Schwab is willing to perform such services on the terms and conditions set forth herein.

                                 AGREEMENT

     THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

     1. Services. During the term of this Agreement, Schwab shall perform the services set forth on Exhibit A hereto, as such exhibit may be amended from time to time (the `Services'').
     2. Fees. For the Services, Schwab shall receive a fee (the `Fee'') based on the percentage per annum on Exhibit C applied to the average daily value of the shares of Fund held in the Schwab accounts of Schwab's customers. The Fee shall be calculated and paid in accordance with Exhibit B hereto. Should Exhibit A be amended to revise the Services, the parties shall also amend Exhibits B and C, if necessary, in order to reflect any changes in the Fee.

     3.   Effectiveness of Agreement; Term.

          a. This Agreement will become effective as to any particular Fund as of the later of (i) the date set forth on Schedule I opposite the name of such Fund or (ii) such later date as Schwab may, in its discretion, designate.



          b. This Agreement may be terminated by either party as to any Fund upon 60 days' written notice or upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party or immediately upon written notice from Schwab if such termination is due to a change in the policies or operating procedures of such Fund in a manner that is inconsistent with the Operating Agreement, as contemplated in Section 4, below. After the date of such a termination as to any Fund, Fund Party will not be obligated to pay the Fee with respect to any shares of such Fund that are first placed or purchased in Schwab customer accounts after the date of such termination. However, notwithstanding any such termination, for so long as any shares of such Fund that was considered in the calculation of the Fee as of the date of such termination (a `Pre-Termination Share'') is held in any Schwab account (x) except as set forth in the next following sentence, Fund Party will remain obligated to pay Schwab the Fee as to each Pre-Termination Share, and (y) for so long as Fund Party or some other person or entity continues to pay the Fee or, in accordance with the next following sentence, such Fund continues to pay a portion of the Fee, Schwab will continue to perform the Services hereunder with respect to each such Pre-Termination Share. If at any time, as to any particular Fund, neither Fund Party nor any person controlling, controlled by, or under common control with Fund Party continues to be engaged by a Fund in any capacity, then Fund Party shall be relieved of its obligation to continue to pay the Fee beginning at the time that (A) this Agreement is assigned to and Fund Party's obligations hereunder are assumed by a successor approved by Schwab in accordance with Section 14 or (B) such Fund agrees to pay such portion of the Fee as to such Pre-Termination Shares as such Fund is legally permitted to pay, but in no event less than % per annum of the average daily value of such Pre-Termination Shares. Further, for so long as Schwab continues to perform the Services as to any Pre-Termination Share, the agreements regarding operational matters set forth in Section 4, the representations and warranties in Section 6, and all of the agreements, acknowledgments, and undertakings set forth in Sections 6 through 17, inclusive, will remain in full force and effect as to such Pre-Termination Shares. Fund Party shall reimburse Schwab promptly for any reasonable expenses Schwab incurs in effecting any termination of this Agreement, including delivery to any Fund or Fund Party of any records, instruments, or documents required by Fund Party.

     4. Operational Matters. In processing purchase, redemption and exchange orders placed by Schwab on behalf of its customers, and in order to facilitate Schwab's performance of the Services, Fund Party agrees to follow and comply with, and to use its best efforts to cause each Fund to follow and comply with, the procedures, terms and conditions set forth in Schwab's standard form of Operating Agreement governing operational matters in Schwab's Mutual Fund Marketplace, as that standard form may be supplemented or amended from time (the `Operating Agreement''). Fund Party's undertaking to cause a Fund to follow and comply with the procedures, terms, and conditions of the Operating Agreement are subject to the right of the Board of Trustees of any Fund to change any policies or operating procedures of such Fund as in its sole judgment are necessary or appropriate. However, Fund Party shall use its best efforts to convince each such Board of Trustees not the change such policies or operating procedures in a manner that would be inconsistent with the Operating Agreement, and Fund Party will notify Schwab in writing as soon as practicable after becoming aware of any such change or proposed change in order that Schwab may either make any adjustments necessitated by such changes or proposed changes or terminate this Agreement.

     5. Transaction Charges. Schwab shall not, during the term of this Agreement, assess against or collect from its brokerage customers any transaction fee upon the purchase or redemption of any Fund's shares that are considered in calculating the Fee. The parties acknowledge and agree that Schwab may collect such transaction fees from certain customers (including `Active Traders,'' as Schwab may define that term) for certain special trading services and from other customers upon such other customers' redemption of certain shares. The value of shares as to which such transaction fees are charged will not be included in the calculation of the Fee.

     6.   Representations and Warranties.

          a. Fund Party represents and warrants to Schwab that Fund Party and the persons executing this Agreement on its behalf, including on behalf of any Fund, are duly authorized and empowered to execute and deliver this Agreement on behalf of Fund Party.

          b. Schwab represents and warrants that it and the persons executing this Agreement on its behalf are duly authorized and empowered to enter into this Agreement and that Schwab is a member of the National Association of Securities Dealers, Inc.

     7.   Compliance Responsibilities; Uncontrollable Events;
Indemnification.

          a. Fund Party acknowledges and agrees that it, the Funds, and certain `Affiliates'' (as defined below) are, and Schwab is not, responsible for (i) the compliance of all prospectuses, annual reports, proxy statements, and items of advertising or marketing material of or relating to any Fund, and of the tabulation of returned proxies, with all applicable laws, rules, or regulations (ii) the registration or qualification of all shares of each Fund under all federal and applicable state laws and (iii) the compliance by each Fund, Fund Party, and `affiliated person'' (as that term is defined in the rules under the Investment Company Act of 1940, as amended (the `Company Act'')) of any of them (each, an `Affiliate''), with all applicable federal and state laws, rules and regulations, (including the Company Act, the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) and the rules and regulations of all self-regulatory organizations with jurisdiction over such Fund, Fund Party or Affiliate.

          b. Schwab acknowledges and agrees that it, and not Fund Party, any Fund, or any Affiliate, is responsible for Schwab's compliance with all laws, rules, regulations and rules and regulations of self-regulatory organizations with jurisdiction over Schwab, in each case governing Schwab's performance of the Services (including those governing the registration and business practices of broker-dealers), except to the extent that Schwab's compliance with any such law, rule, or regulation is dependent on the compliance by Fund Party or such Fund or Affiliate with any law, rule, or regulation applicable to such Fund or Affiliate, or satisfaction by Fund Party or such Fund or Affiliate of all or any obligations or requirements under this Agreement applicable to Fund Party or such Fund or Affiliate.
          c. In providing the Services, each party to this Agreement is entitled to rely on any written records or instructions provided to it by any other party to this Agreement, by its employees, officers or agents, or by its customers.

          d. Neither party to this Agreement assumes any responsibility hereunder to the other, and neither will be liable to the other, for any damage, loss of data, delay, or any other loss whatsoever caused by fires, earthquakes, floods, acts of war, civil insurrection, or other similar catastrophic events beyond its reasonable control.

          e. Fund Party shall indemnify, defend and protect Schwab and each officer, employee and agent of Schwab and hold Schwab and each such officer, employee, and agent harmless from and against any and all claims, demands, actions, losses, damages, liabilities, or costs, charges, counsel fees, and expenses of any nature (`Losses'') arising out of (i) any inaccuracy or omission in any prospectus, registration statement, annual report or proxy statement, of any Fund or Fund Party or any advertising or promotional material generated by any Fund or Fund Party, (ii) any breach by Fund Party of any representation, warranty, covenant, or agreement contained in this Agreement or any applicable Operating Agreement, and
(iii) any action taken or omitted to be taken by Schwab pursuant to this Agreement, except to the extent such Losses result from Schwab's breach of this Agreement, willful misconduct, or gross negligence.

          f. Schwab shall indemnify, defend, and protect Fund Party and each director, officer, employee, and agent of Fund Party and hold Fund Party and each such director, officer, employee, and agent harmless from and against any and all Losses arising out of: (i) Schwab's dissemination of information regarding Fund Party or a Fund that is materially incorrect and that was not provided to Schwab by Fund Party, a Fund, or an affiliate, derived accurately from materials published or provided to Schwab by any of them, or approved by Fund Party or such Fund; or (ii) Schwab's willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except in each case to the extent such Losses result from Fund Party's breach of this Agreement or Fund Party's or any Fund's willful misconduct or negligence.

     8. Role and Relationship of Schwab. The parties acknowledge and agree that the Services are recordkeeping, shareholder communication and related services only and are not the services of an underwriter or a principal underwriter of any Fund within the meaning of the Securities Act of 1933 or the Company Act. This Agreement does not grant Schwab any right to purchase shares from any Fund (although it does not preclude Schwab from purchasing any such shares), nor does it constitute Schwab an agent of any Fund or Fund Party for purposes of selling shares of any Fund to any dealer or the public. To the extent Schwab is involved in any Schwab customer's purchase of shares of any Fund, such involvement will be made as agent of such customer only and such purchases will be made through the principal underwriter of such Fund.

     9. Use of Schwab's Name. Without Schwab's prior written consent, Fund Party will not, nor will Fund Party cause or permit any Fund to, describe or refer to Schwab or the Services or relationship contemplated by this Agreement in any advertisement or promotional materials or activities.

     10. Proprietary Information. Fund Party acknowledges that the identifies of Schwab's customers, information maintained by Schwab regarding those customers, and all computer programs and procedures developed by Schwab or Schwab's agents in connection with Schwab's performance of its duties hereunder constitute the valuable property of Schwab. Fund Party agrees that should it come into possession of any list or compilation of the identities of or other information about Schwab's customers, or any other property of Schwab, Fund Party will hold such information or property in confidence and refrain from using, disclosing, or distributing any of such information or other property except (i) with Schwab's prior written consent, or (ii) as required by law or judicial process. Fund Party acknowledges that any breach of the foregoing agreements would result in immediate and irreparable harm to Schwab for which there would be no adequate remedy at law and agrees that in the event of such a breach Schwab would be entitled to equitable relief by way of temporary and permanent injunctions, as well as such other relief as any court of competent jurisdiction deems appropriate.

     11. Information to be Provided. Fund Party has provided to Schwab and, as to each Fund, shall provide to Schwab prior to the effectiveness of this Agreement as to such Fund, the following information and documents:

          a. Evidence reasonably acceptable to Schwab of the authorization of Fund Party to enter into this Agreement as to each Fund;

          b. A list of the officers of Fund Party who are authorized to instruct Schwab in connection with the Services with respect to such Fund, together with specimen signatures of those officers; and

          c. Two copies of the then-current Prospectus and Statement of Additional Information for each such Fund.

Fund Party shall furnish Schwab with written copies of any amendments to or changes in any of the documents referred to in this Section as soon as practicable after such amendments or changes become available.

     12. Multi-Class Funds. Notwithstanding anything in this Agreement to the contrary, as to any Fund that offers to the public more than one class of shares, (i) this Agreement shall not become effective until the effective date of any agreement or document containing such representations, warranties, covenants, and agreements as may be both required by any order of the Securities and Exchange Commission relating to the offer and sale of such multiple classes of shares and acceptable to Schwab and (ii) this Agreement shall be terminable under the terms set forth in Section 3.b. of this Agreement at such times and upon such events as are required in any such order.

     13. Nonexclusivity. Fund Party acknowledges that Schwab may perform services similar to those to be provided under this Agreement to other investment companies, investment company sponsors, or service providers to investment companies. Schwab acknowledges that Fund Party may obtain services similar to those provided by Schwab under this Agreement from other brokers, dealers, or providers of services to investment companies.

     14. Assignability. This Agreement is not assignable by either party without the other party's prior written consent; provided that Schway may, without Fund Party's consent, assign its rights and obligations under this Agreement to any corporation that (i) controls, is controlled by, or is under common control with Schwab and (ii) is registered as a transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended.
In the event of an `assignment'' of this Agreement, within the meaning of the Company Act and the rules of the Securities and Exchange commission promulgated thereunder, this Agreement shall terminate in accordance with and subject to the terms of Section 3.b. of this Agreement. If any event is proposed (x) for which the consents, if any, required by the first sentence of this Section 14 have been obtained, and (y) that would constitute such an `assignment,'' then Schwab and Fund Party shall each use its best efforts to cause a new agreement, in form and substance as nearly identical to this Agreement as possible, to be executed and delivered by the appropriate parties and made effective prior to the time of such proposed event. If such a new agreement cannot be executed, delivered, and made effective prior to the termination of this Agreement, Schwab and Fund Party shall each use its best efforts to obtain such ratifications or approvals and take such other steps as may be necessary to reinstate this Agreement, or to cause the effectiveness of anew agreement in form and substance as nearly identical to this Agreement as possible, all as soon after such termination as practicable.

     15. Notices. All notices required by this Agreement shall be in writing and delivered personally or sent by first class mail. All notices and other communications concerning this Agreement will be deemed to have been received as of the earlier of actual physical receipt or three days after deposit, first class postage prepaid, in the United States Mail. All such notices and other communication shall be made:

     if to Schwab, to:

               Charles Schwab & Co., Inc.
               101 Montgomery Street
               San Francisco, CA  94104

                    Attention:  John McGonigle

               With a copy to:  General Counsel, at same address

     if to Fund Party, to the address given below in the signature block

     16. Exhibits. All Exhibits and Schedules attached to this Agreement, as they may be amended from time to time , are by this reference incorporated into and made a part of this Agreement.

     17. Amendment. this Agreement and the Exhibits and Schedules hereto may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

     18. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of California as applied to contracts entered into and to be performed entirely within that state.

     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              CHARLES SCHWAB & CO., INC.


                              By:
                              Its:


                              FUND PARTY

                              (name)

                              By:
                              Its:

                              Address:



                              Attn.:


                                SCHEDULE I

      (List of Funds/Portfolios/Classes to which fees are applicable)


Fund                               Date


                                 EXHIBIT A

                                 SERVICES

Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the `Agreement'').

Record Maintenance.

     Schwab shall maintain records for each Schwab customer who holds shares of any Fund in a Schwab account and for each Fund, which records shall include:

     A.   Number of shares;
     B. Date and price of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;
     C. Name and address of each such Schwab customer, including zip codes and tax identification numbers;
     D.   Records of distributions and dividends payments;
     E.   Any transfers of shares; and
     F.   Overall control records.

Fund Communications.

     Schwab shall, on a daily basis and for each Fund, report the number of shares on which the Fee is to be paid pursuant to the Agreement and the number of shares on which no such Fee is to be paid. Schwab shall also provide each Fund with monthly summaries of reports. Such summaries shall be expressed in both shares and dollar amounts.

Shareholder Communications.  Schwab shall:

     A. Mail Fund prospectuses upon customer request and, as applicable, with confirmation statements and in accordance with applicable law, including;
     B. As to each Fund, provide to a shareholder mailing agent employed by such Fund for the purpose of mailing certain Fund-related materials the names and addresses of all Schwab customers who hold shares of such Fund in their Schwab accounts. Such shareholder mailing agent shall be a person or entity engaged by such Fund in accordance with the Operating Agreement referred to in Section 4 of the Agreement and the Fund-related materials to be sent by such agent shall consist of updated prospectuses, annual and semi-annual reports, proxy statements, and other appropriate shareholder communications. Schwab shall provide such customer names and addresses as of any time reasonably requested by such Fund;
     C. Mail statements to customers on a monthly basis, (or, as to accounts in which there has been no activity in a particular money, no less frequently than quarterly) showing, among other things, the number of shares of each Fund owned by such customer and the net asset values of such Funds as of a recent date;
     D. With respect to each Fund, produce and mail to customers and to the appropriate Federal taxing authority statement indicating, for Federal tax purposes, the amounts of dividend income and capital gains attributable to such customers from such Fund;
     E. Produce and mail to customers confirmation statements reflecting purchases and redemptions of shares of each Fund in Schwab brokerage accounts; and
     F. Respond to customer inquiries regarding, among other things, share prices, account balances, dividend amounts, and dividend payment dates.

Transactional Services.

     Schwab shall communicate, as to shares of each Fund, purchase, redemption and exchange orders reflecting the orders it receives from its customers, in accordance with the procedures contemplated in the Agreement.


                                 EXHIBIT B

                            CALCULATION OF FEE

Capitalized terms used in this Exhibit have the meanings given them in the agreement to which this Exhibit is attached (the `Agreement'').

     1. Fund Party shall pay to Schwab, for each Fund, a fee, computed daily and paid monthly in arrears, equal to the percentage per annum specified on Exhibit C to the Agreement applied to the average daily value of the total number of shares of such Fund held in accounts at Schwab (subject to the exclusion in the next sentence). Notwithstanding the preceding sentence there shall be excluded from the computation of such amount the value of (i) shares as to which a broker customer paid Schwab a transaction fee upon such customer's purchase of such shares, (ii) shares held in a Schwab brokerage account prior to the effective date of the Agreement as to the Fund issuing such shares, and (iii) shares first placed or purchased in a Schwab brokerage account after the termination of the Agreement as to the Fund issuing such shares.
     2. As soon as practicable after the end of each month, for each Fund, Schwab shall send Fund Party, in the manner called for in the Agreement, a statement of the average daily value for the preceding month of shares of such Fund as to which the fee called for in Section 1 of this Exhibit are calculated, together with a statement of the amount of such fee. In the calculation of fee, Schwab's records shall govern unless an error can be shown in the number of shares used in such calculation.

     3. Fund Party shall pay Schwab such fee within 30 days after Fund Party's receipt (in accordance with the Agreement) of such statement. Such payment shall be by wire transfer unless the amount thereof is less than $500. Wire transfers shall be sent to Citibank Account No. 4055-8865 or such other account as Schwab may designate from time to time. Such wire transfers shall be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 may, at Fund Party's discretion, be paid by check,

     4. for purposes of this Exhibit, the average daily value of the shares of each Fund will be based on the net asset values reported by such Fund to the National Association of Securities Dealers, Inc. Automated Quotation System. No adjustments will be made to such net asset values to correct errors in the net asset values so reported for any day unless such error is corrected and the correct net asset value per share is reported to Schwab before 5 o'clock p.m., San Francisco time, on the first business day after the day to which the error relates.


                                 EXHIBIT C

                               AMOUNT OF FEE


                                   Percentage Per Annum
                                   of Average Daily
FUND PARTY                         Value of Fund Shares


(name)                                           %